UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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THE BUCKLE, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE BUCKLE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 31, 2007

To Our Stockholders:

The Annual Meeting of Stockholders of The Buckle, Inc. will be held at the Holiday Inn, Kearney, Nebraska, on Thursday, May 31, 2007 at 10:00 A.M., for the following purposes:

1.	To elect a Board of Directors. The Board of Directors intends to nominate the following persons, each of whom currently serves as a Board member: Daniel J. Hirschfeld, Dennis H. Nelson, Karen B. Rhoads, James E. Shada, Robert E. Campbell, Ralph M. Tysdal, Bill L. Fairfield, Bruce L. Hoberman, David A. Roehr and John P. Peetz, III.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent accountants for the fiscal year ending February 2, 2008.

3.	To approve the Company’s 2007 Management Incentive Plan.

4.	To approve an Amendment to the Company’s 2005 Restricted Stock Plan.

5.	To approve Performance Based Awards granted pursuant to the Company’s 2005 Restricted Stock Plan.

6.	To approve an amendment to the Company’s 1993 Director Stock Option Plan.

7.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 29, 2007 are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

A copy of the Company’s annual report is being mailed with this proxy statement to stockholders entitled to notice of this meeting.

By Order of the Board of Directors,

Kyle L. Hanson, Secretary

April 27, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN AND RETURN THE
ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

THE BUCKLE, INC.
2407 West 24th Street
Kearney, NE 68845

PROXY STATEMENT FOR THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD MAY 31, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Buckle, Inc. (“the Company”) for use at the Annual Meeting of Stockholders of the Company to be held May 31, 2007, or at any adjournments of said meeting (the “Meeting”). The enclosed form of proxy, if executed, may nevertheless be revoked at any time insofar as it has not been exercised. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with any directions noted thereon; or if no direction is indicated, it will be voted in favor of the proposals set forth in the notice attached hereto.

The Company will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of stock. In addition to the use of mail, proxies may be solicited by personal interview, by telegram or by telephone. Copies of the Proxy Statement and proxy form will be first provided to stockholders on May 1, 2007.

VOTING INFORMATION

As of March 29, 2007, the Company has outstanding 29,876,089 shares of Common Stock. Each share of Common Stock is entitled to one vote. Only stockholders of record on March 29, 2007 will be entitled to vote at the Annual Meeting of Stockholders. A holder of Common Stock is entitled to cumulate his or her votes in the election of Directors and may give one or more candidates as many votes as the number of Directors to be elected multiplied by the total number of shares owned by such Stockholder. Under Nebraska law there are no conditions precedent to the exercise of cumulative voting rights. On all other matters which may come before the Meeting, each holder of Common Stock will be entitled to one vote for each share owned.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Principal Stockholders

As of March 29, 2007, the Common Stock was held of record by 341 stockholders. The following table sets forth certain information concerning the beneficial ownership of Common Stock by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, by each Director and by all executive officers and Directors as a group, as of March 29, 2007. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock assuming the exercise of all outstanding Options, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to their shares of Common Stock.

Name of Beneficial Owner	Shares of Common Stock
	Sole Voting and Investment Power	Shared Voting and Investment Power (1)	Right to Acquire (2)	Percent
5% Shareholders
Royce & Associates LLC	3,530,302	0	0	12.21%
Directors and Named Executive Officers
Daniel J. Hirschfeld	13,750,000	0	0	46.02%
Dennis H. Nelson	1,595,687	47,328	1,104,244	8.87%
James E. Shada	102,677	0	363,375	1.54%
Karen B. Rhoads	173,685	1,131	233,708	1.36%
Bill L. Fairfield	6,599	0	8,750	*
Robert E. Campbell	6,000	0	30,826	*
John P. Peetz	0	0	1,237	*
Ralph M. Tysdal	6,750	0	23,626	*
Bruce L. Hoberman	1,500	0	1,125	*
David A. Roehr	0	0	9,000	*
All executive officers and
Directors as a group (14)	15,829,941	53,755	2,264,946	56.13%

*	Less than 1%

(1)	These amounts include shares owned within participants’ 401(k) accounts for which the voting power is held by Wells Fargo Bank, N.A. Share amounts include Dennis H. Nelson with 2,328, Karen B. Rhoads with 1,131 and all executive officers as a group with 6,560.

(2)	These amounts represent shares as to which the named individual has the right to acquire through exercise of options which are exercisable within the next 60 days.

Proposal 1

ELECTION OF DIRECTORS

Directors will be elected at the May 31, 2007 Annual Meeting to serve until the next Annual Meeting and until their successors are elected and qualified. The By-laws of the Company provide that ten Directors are to be elected.

The Board of Directors recommends the election of the ten nominees listed below. In the absence of instructions to the contrary, shares represented by the Proxy will be voted for the election of all such nominees to the Board of Directors. The Board of Directors has no reason to believe that any of these nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the proxies will be voted for the election of such other person to the office of Director as the Board of Directors may recommend in place of such nominee. Set forth below is certain information concerning the nominees which is based on data furnished by them.

Daniel J. Hirschfeld, age 65.  Mr. Hirschfeld is Chairman of the Board of the Company. He has served as Chairman of the Board since April 19, 1991. Prior to that time, Mr. Hirschfeld served as President and Chief Executive Officer. Mr. Hirschfeld has been involved in all aspects of the Company’s business, including the development of the Company’s management information systems.

Dennis H. Nelson, age 57.  Mr. Nelson is the President and Chief Executive Officer and a Director of the Company. He has served as President and Director since April 19, 1991. Mr. Nelson was elected as Chief Executive Officer by the Board of Directors on March 17, 1997. Mr. Nelson began his career with the Company in 1970 as a part-time salesman while he was attending Kearney State College (now the University of Nebraska - Kearney). While attending college, he became involved in merchandising and sales supervision for the Company. Upon graduation from college in 1973, Mr. Nelson became a full-time employee of the Company and he has worked in all phases of the Company’s operations since that date. Prior to his election as President and Chief Operating Officer on April 19, 1991, Mr. Nelson performed all of the functions normally associated with those positions.

Karen B. Rhoads, age 48.  Ms. Rhoads is the Vice-President of Finance, Treasurer, Chief Financial Officer and a Director of the Company. Ms. Rhoads was elected a Director on April 19, 1991. She worked in the corporate offices during college and later worked part-time on the sales floor. Ms. Rhoads practiced as a CPA for 6 1/2 years, during which time she began working on tax and accounting matters for the Company as a client. She has been employed with the Company since November 1987.

James E. Shada, age 51.  Mr. Shada is the Executive Vice-President of Sales and a Director of the Company. Mr. Shada was elected Vice-President of Sales on April 19, 1991 and Executive Vice-President of Sales on May 31, 2001. He was elected as a Director on March 11, 2002. Mr. Shada began his career with the Company in November 1978 as a part-time salesman while attending Kearney State College (now the University of Nebraska - Kearney). He later served as store manager for the Company before returning to the corporate office in 1985 as the Company’s sales manager. He is also involved in other aspects of the business including site selection and development and education of personnel as store managers and as area and district managers.

Robert E. Campbell, age 64.  Mr. Campbell has been a Director of the Company since July 1, 1991. Since 1985, Mr. Campbell served as Chairman and Chief Executive Officer, and currently President and Operating Manager, of Miller & Paine LLC, a company which owns and manages office and retail properties in Lincoln, Nebraska. Before 1988, Miller & Paine owned and operated department stores in Lincoln and Grand Island, Nebraska, which were sold to Dillards Department Stores, Inc. Since September 1997, Mr. Campbell has also served as Development Officer for the Madonna Foundation, which supports the Madonna Rehabilitation Hospital in Lincoln, Nebraska.

Ralph M. Tysdal, age 69.  Mr. Tysdal has served as a Director of the Company since July 1, 1991. Mr. Tysdal retired in 2002. He previously owned and operated McDonald’s restaurants in Broken Bow, North Platte and Ogallala, Nebraska. He began his McDonald’s ownership in 1978.

Bill L. Fairfield, age 60.  Mr. Fairfield has served as a Director of the Company since May 30, 1996. Mr. Fairfield is currently the Chairman of DreamField Capital Ventures, LLC, a company focused on economic development of the Mid-Plains region through management services and venture capital assistance. Mr. Fairfield currently serves on the Board of Directors of MSI, Inc. and serves as the Lead Independent Director for InfoUSA and is Chairman of their Nominating and Governance Committee. In 2003 and 2004 Mr. Fairfield was the Executive Vice President of Sitel Corporation, and from 1991 until October 2000, Mr. Fairfield was President and Chief Executive Officer of Inacom Corp., a technology management services company. Prior to 1991 Mr. Fairfield was Chief Executive Officer of Valcom, the predecessor company to Inacom Corp.

Bruce L. Hoberman, age 60.  Mr. Hoberman has served as a Director of the Company since June 2, 2000. He is currently the CEO of Proxibid, Inc., an internet auction service provider and a member of the MSI, Inc. Board of Directors. Mr. Hoberman was the Founder and President of Homer’s, Inc., a music retail chain and distribution company, based in Omaha, Nebraska, from 1971–1993.

David A. Roehr, age 50.  Mr. Roehr has served as a Director of the Company since September 18, 2000. Mr. Roehr is the President of Landauction.com, a leading liquidator of undeveloped land, and President of National Recreational Properties, Inc., a leading provider of recreational home sites in residential communities located throughout the United States. He was previously with Cabela’s, Inc., the world’s foremost outfitter of hunting, fishing, camping and outdoor gear, serving in various capacities from 1994 to 2006, including Executive Vice President of Cabela’s, Inc., President and Chief Financial Officer of Cabela’s, Inc., and Chairman, President and Chief Executive Officer of World’s Foremost Bank, a bank subsidiary of Cabela’s. Prior to Mr. Roehr’s association with Cabela’s, he served as a tax partner at Grant Thornton, LLP in Lincoln, Nebraska where he practiced public accounting from 1981–1994.

John P. (Jack) Peetz, age 57.  Mr. Peetz has served as a Director of the Company since June 2, 2006. Mr. Peetz is currently the Executive Vice President and Chief Operating Officer for Crete Carrier Corporation, one of the largest privately held trucking companies in the United States, located in Lincoln, Nebraska. He has held this position since 1991 and held various other positions with that organization prior to that date. Prior to joining the Crete organization, Mr. Peetz practiced law in Sidney, Nebraska with the firm of Peetz, Peetz & Sonntag.

Approval of this Proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting. Therefore, an abstention will not have the effect of a vote for or against the Proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

CORPORATE GOVERNANCE

The Board has developed corporate practices to help it fulfill its responsibility to shareholders to oversee the work of management in the conduct of the Company’s business and to seek to serve the long-term interest of shareholders. The Company’s corporate governance practices are documented in the Corporate Governance Guidelines and in the charters of the three committees of the Board. The Company’s corporate governance guidelines and committee charters are periodically reviewed and updated as necessary to reflect changes in regulatory requirements and changes in oversight practices.

Board Committee Charters

The Board has four standing committees, the Executive Committee, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Except for the Executive Committee, whose members are all executive officers of the Company, all committee members meet the independence requirements of the United States Securities and Exchange Commission (“SEC”) and NYSE. The charters of these committees are available on the Company’s website at www.buckle.com and upon written request to the Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, Nebraska 68848. Current committee members are as listed:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Robert E. Campbell	X	X
Ralph M. Tysdal		X	Chairman
Bill L. Fairfield	Chairman		X
Bruce L. Hoberman	X		X
David A. Roehr	X	Chairman
John P. (Jack) Peetz III		X	X

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. These Guidelines are available free of charge on the Company’s website at www.buckle.com or upon written request to the Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, NE 68848.

Code of Ethics

The Company has a Code of Ethics that applies to all employees, including the Chief Executive Officer and the Chief Financial Officer, as well as all members of the Board of Directors. The Code of Ethics is available free of charge on the Company’s website at www.buckle.com or upon written request to the Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, NE 68848.

The Company intends to satisfy its disclosure obligations under applicable rules of the Securities and Exchange Commission regarding an amendment to or waiver from a provision of the Company’s Code of Ethics that applies to the Company’s Chief Executive Officer or its Chief Financial Officer, by posting such information on its internet website.

Independence

The Company’s Corporate Governance Guidelines require that a majority of the Board consist of Directors who qualify as independent under the New York Stock Exchange (“NYSE”) Listing Standards. The Board has determined that all non-employee Directors of the Company, comprising six of the ten members of the Board, are independent under NYSE Standards. In addition, all committee members, other than the Executive Committee members, meet the applicable independence requirements of the NYSE Standards. The names of the independent directors are: Robert E. Campbell, Ralph M. Tysdal, Bill L. Fairfield, Bruce L. Hoberman, David A. Roehr and John (Jack) P. Peetz.

Executive Sessions of Non-Management Directors

The Company’s independent Directors meet separately in executive session without employee Directors or representatives of management at each regularly scheduled quarterly meeting of the Board. The Chair of these executive sessions is rotated among the non-employee Directors alphabetically.

Stockholder Communication with the Board of Directors

Stockholders or other interested parties may contact an individual Director, the Board as a group or the non-employee Directors as a group, by writing to Board of Directors or Outside Directors, c/o Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, NE 68848. The communication should specify the applicable addressee(s) to be contacted as well as the address and telephone number of the person submitting the communication. The Board has instructed the Corporate Secretary to review all communications to the Board and to only distribute if appropriate to the duties and responsibilities of the Board. The Board has instructed the Corporate Secretary to not forward communications that she determines to be primarily commercial in nature, that relate to an improper or irrelevant topic or that request general information about the Company. Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Company’s Board of Directors using the above address or through The Buckle Ethics Hotline. Information about how to contact The Buckle Ethics Hotline is available on the Company’s website at www.buckle.com and in the Company’s Code of Ethics.

Company Website

Information on the Company’s website is not incorporated by reference into this Proxy Statement.

Meetings and Committees of the Board

During fiscal 2006, four meetings of the Board of Directors, twelve meetings of the Executive Committee, six meetings of the Compensation Committee, two meetings of the Corporate Governance and Nominating Committee and eight meetings of the Audit Committee were held. No Director was absent from more than twenty-five percent of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees on which he or she served. The Company has the following standing committees:

Executive Committee. The Executive Committee has the power and authority of the Board of Directors to manage the affairs of the Company between meetings of the Board of Directors. The Executive Committee establishes compensation for all non-officer employees of The Company. The Committee also regularly reviews significant corporate matters and recommends action as appropriate to the Board. Members of the Executive Committee presently are Daniel J. Hirschfeld, Dennis H. Nelson and Karen B. Rhoads.

Audit Committee. The Audit Committee meets with the Company’s Chief Financial Officer and independent accountants to review the scope of auditing procedures and the policies relating to internal controls and to review the Company’s public financial statements. The Board of Directors has determined that the Company has at least one audit committee member that meets the requirements of a financial expert. David A. Roehr, serving on the audit committee and fulfilling the audit committee financial expert role, is independent with respect to the Company and its management.

Compensation Committee. The Compensation Committee is responsible for establishing the Company’s philosophy, policies and strategies relating to executive compensation and for evaluating the performance of the Company’s Chief Executive Officer. The Compensation Committee also administers the Company’s 1991 Stock Incentive Plan, the Company’s 1995 Executive Stock Option Plan, the 1997 Executive Stock Option Plan, the 1995 Restricted Stock Plan, the 1999 Employee Stock Option Plan, the 2004 Management Incentive Plan, 2005 Management Incentive Plan, the 2005 Restricted Stock Plan, the 2006 Management Incentive Plan and the 2007 Management Incentive Plan.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for researching and recruiting new qualified members for the Company’s Board of Directors. The Committee is also responsible for reviewing the Company’s Corporate Governance Guidelines and recommending to the Board any modifications the Committee deems appropriate. The Committee is charged with overseeing the evaluation and reporting to the Board on the performance and effectiveness of the Board and its committees. The Corporate Governance and Nominating Committee will consider nominees for Directors recommended by stockholders of the Company and will evaluate such nominees using the same criteria used to evaluate Director candidates otherwise identified by the Committee. Stockholders wishing to make such recommendations should write to the Corporate Governance and Nominating Committee, c/o Kyle Hanson, Secretary, The Buckle, Inc., P. O. Box 1480, Kearney, NE 68848. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee’s qualifications and other relevant biographical information.

Attendance at Annual Meetings

The Company requires all Directors to use all reasonable efforts to attend the Annual Meeting of Stockholders. The Board of Directors holds one of its regularly scheduled quarterly meetings immediately following adjournment of the Annual Stockholder Meeting. Each Director of the Company attended the Annual Meeting held in June 2006.

CEO Certification

The Listing Standards of the NYSE require that the Company’s CEO certify to the NYSE each year that he or she is not aware of any violation by the Company of the NYSE Corporate Governance Listing Standards, qualifying the certification to the extent necessary. The Company’s CEO, Dennis H. Nelson, filed such a certification with the NYSE for fiscal 2006.

Director Compensation

For their services as Directors in fiscal 2006, the members of the Board of Directors who are not employees of the Company were paid $12,000 annually, $2,500 for each quarterly board meeting they attended and $500 for each telephonic meeting held for the board or any committee thereof. The Chairman of each Committee of the Board received an additional $500 per quarter for service as Chairman.

In addition, each non-employee Director (defined as a Director of the Company who is not an officer or employee of the Company or any Subsidiary) is annually granted stock options to purchase shares of Common Stock of the Company. See Proposal 6 with regard to stock options for the non-employee Directors. Options to purchase 4,500 shares will be granted to each non-employee Director on the first day of the Company’s fiscal year. In addition, each non-employee Director is granted options to purchase 300 shares on the date such Director is first elected to the Board of Directors of the Company. All options have a term of ten years from the date of grant and are exercisable 25 percent immediately, with an additional 25 percent being exercisable on each of the first three successive anniversaries of the date of the grant. The exercise price for each option is the fair market value of a share on the date of grant. Fair market value means the average of the highest and lowest quoted selling price of a share of Common stock as reported on New York Stock Exchange. There are no family relationships among any of the Directors or Officers of the Company.

The following table summarizes the compensation paid to the Company’s non-employee directors for the fiscal year ended February 3, 2007.

Name	Fees earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQDC Earnings	All Other Compensation ($)	Total ($)
Bill Fairfield	30,000	0	44,640	0	0	0	74,640
David Roehr	31,500	0	44,640	0	0	0	76,140
Robert Campbell	28,000	0	44,640	0	0	0	72,640
Ralph Tysdal	26,000	0	44,640	0	0	0	70,640
Bruce Hoberman	25,000	0	44,640	0	0	0	69,640
John P. Peetz	18,000	0	5,769	0	0	0	23,769

(1)  The amount shown is the amount earned during fiscal 2006 by the Company’s non-employee directors, including an annual retainer paid in quarterly installments, fees paid for attending meetings, including conference calls and quarterly fees for the chairman of each committee.

(2)  Reflects the amount recognized for financial statement reporting purposes for fiscal 2006 in accordance with FASB Statement No. 123 (revised 2004) (“SFAS 123(R)”), Share-Based Payment. Refer to Note I in the Notes to Financial Statements included in the Annual Report on Form 10-K for relevant assumptions used to determine the valuation of the option awards. The aggregate grant date fair value of stock options granted to non-employee directors in fiscal 2006 was $273,609. As of February 3, 2007, each director had the following number options outstanding: Mr. Fairfield, 12,002; Mr. Roehr, 11,251; Mr. Campbell, 33,078; Mr. Tysdal, 25,878; Mr. Hoberman, 12,377; and Mr. Peetz, 450.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s officers, Directors and greater than 10% stockholders (“Reporting Persons”) to file certain reports (“Section 16 Reports”) with respect to beneficial ownership of the Company’s equity securities. Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representations by any of them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Company’s Reporting Persons during and with respect to fiscal 2006 have been complied with on a timely basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company is engaged in a highly competitive industry, with fashion, selection, quality, price, location, store environment and service being the principal competitive factors. In order to compete and succeed, the Company believes that it must be able to attract, motivate and retain highly qualified executives. The Company emphasizes the promotion of store managers and other management personnel from within. The Company’s compensation philosophy is that each member in a position to make the Company grow should be rewarded for growth and, as such, the plan is intended to provide a relationship between the compensation earned by executive officers and the creation of value for shareholders. The Company has a team philosophy, reflected by the facts that (i) employees have always been referred to as “teammates”; and (ii) performance goals upon which performance bonuses for executive officers are based, are strategic goals for Company performance, not individual goals.

Elements of Executive Compensation

For fiscal 2006, the compensation program for all executive officers, including Mr. Dennis H. Nelson, who serves as President and Chief Executive Officer, and Karen B. Rhoads, who serves as Vice-President of Finance, Treasurer and Chief Financial Officer, consisted of:

•	competitive base salary;

•	incentive cash bonus, based upon the actual performance of the Company;

•	benefits including a health and welfare plan, 401(k) plan and supplemental non-qualified deferred compensation plan (to provide officers with a benefit comparable to that being currently provided to other employees under the 401(k) plan); and

•	Shares of Restricted Stock (hereafter referred to as “Non-Vested Stock” in accordance with terminology used in Generally Accepted Accounting Principles (“GAAP”)).

The first three elements listed above are short-term in nature and designed to attract, motivate and retain a talented executive team. Non-Vested Stock provides a long-term incentive designed to reward executives for the achievement of sustainable growth in shareholder value. Non-Vested Shares were granted in accordance with the 2006 Management Incentive Plan, which was previously approved by the Stockholders.

Salary

Fiscal 2006 salaries for the executive officers were set in January of 2006 and were increased over the salaries paid for fiscal 2005. The salary amounts are reported in the Summary Compensation Table on page 12. When establishing base salaries, the Compensation Committee considered a number of factors, including the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual in prior years with the Company and the number and availability of well qualified candidates to assume the individual’s role. Base salary ranges are reviewed and re-established by the Compensation Committee annually.

Annual Cash Award

The 2006 Management Incentive Plan, which was approved by the stockholders at the annual meeting in 2006, in addition to creating a Bonus Pool as a Cash Incentive for executive officers, granted the Compensation Committee discretion to grant year-end cash incentives for extraordinary events as may be determined by the Compensation Committee. No discretionary awards were made pursuant to that authority.

The Bonus Pool for fiscal 2006 included 8.5% of the increase in Comparable Store Sales (as defined in the Plan), 5% of the increase in Gross Profit (as defined in the Plan) and 15% of the increase in Pre-Bonus Net Income. The base year amounts under the Plan are the immediately preceding fiscal year for Comparable Store Sales and the prior three-year rolling average for the Gross Profit and Pre-Bonus Net Income.

For fiscal 2006, the Company achieved the incentive goal in each of the following three criteria: Comparable Store Sales, Gross Profit and Pre-Bonus Net Income. The Bonus Pool, computed in accordance with the 2006 Management Incentive Plan, was $2,879,873, which was allocated among the executive officers as disclosed in the Summary Compensation Table on page 12.

Management of the Company has identified both same-store sales and margin (Gross Profit) as key indicators of Company performance, and the Compensation Committee has determined that growth in both same-store sales and Gross Profit, as well as growth in Net Income (as defined) will likely translate in an increase in the share price of the Company’s stock, thereby aligning management’s focus with that of the Company’s stockholders.

Non-Vested Stock

Non-Vested Stock is currently the only long-term compensation component of the Company’s executive compensation program. Beginning in 2005, for a variety of market and competitive reasons, the Compensation Committee started limiting the use of stock options as long-term incentive compensation and instead began making grants of Non-Vested Stock. The Compensation Committee believes that the use of Non-Vested Stock brings a greater degree of predictability and stability to the long-term incentive component of the management compensation program and more closely aligns the interests of management with those of shareholders.

The Compensation Committee determines the number of shares of Non-Vested Stock to be granted to the
President. The Compensation Committee also determines the number of shares of Non-Vested Stock to be granted to the other executive officers after consultation with the President. The objective is to align compensation with long-term stockholder return and create a compensation program that motivates management to focus both on immediate results and economic rewards and on creating sustainable, long-term enterprise value for the Company’s stockholders. In addition, in determining the number of shares for Non-Vested Stock grants, the Compensation Committee considers (among other facts such as market and competitive data) dilution and potential dilution. The Compensation Committee considers the percentage of the total outstanding shares of the Company, determined on a fully diluted basis, represented by shares of Non-Vested Stock and the remaining outstanding stock options held both by executive officers and by all employees of the Company as a whole. A subcomponent of that dilution, is represented by shares of Non-Vested Stock held by executive management.

Each grant of Non-Vested Stock vests only upon achievement of a Performance Goal and then in increments over a four-year period commencing on the first anniversary of the grant date. The Compensation Committee believes that a four-year vesting period motivates management to adopt a longer term perspective on Company performance while simultaneously developing a strong retention incentive for executive officers.

The Committee believes that the Performance Goal further aligns management’s compensation with long-term stockholder returns. The Company is seeking stockholder approval of performance goals for performance-based grants under the 2005 Restricted Stock Plan. The Company intends that performance-based Non-Vested Stock grants for executive officers comply with the requirements for qualifying performance-based compensation under Section 162(m) of the Internal Revenue Code. For additional information, see Proposal 5, Proposal to Approve Performance-Based Awards Granted Pursuant to the Company’s 2005 Restricted Stock Plan.

Shares of Non-Vested Stock were granted pursuant to the 2005 Restricted Stock Plan as of January 31, 2006 and subject to stockholder approval. Non-Vested Stock granted under the Plan vests according to the terms of the 2006 Management Incentive Plan. Those terms include a performance feature whereby the shares vest over four years if an 8% increase in Pre-Bonus Net Income is achieved. Shares granted for fiscal 2006 are disclosed in the Grants of Plan-Based Awards chart shown on page 13.

The Company achieved the performance goals set for fiscal 2006, thus all shares granted to executive officers and others on January 31, 2006, vested 20% immediately upon certification by the Compensation Committee that the goal had been met. The remaining shares will vest 20% on February 2, 2008 and 30% on each January 31, 2009 and January 30, 2010.

The Compensation Committee has considered the application of the Internal Revenue Code which disallows a public company’s deduction for top executive’s compensation in the excess of $1,000,000. The Committee intends that all of the compensation payable to its executive officers be deductible for income tax purposes.

Option Grants in Last Fiscal Year

There were no stock options granted in fiscal 2006 to any executive officers. The Company granted 27,450 options (adjusted for the Company’s January 12, 2007 3-for-2 stock split) to non-employee Directors during fiscal 2006. As suggested by the Commission’s rules on executive compensation disclosure, the Company used the Black-Scholes model of option valuation to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The present value calculations are based on a ten-year option term with an expected life of seven years. Assumptions include: interest rates of 4.5% to 5.0%; annual dividend yield of 1.6% to 2.0%; and volatility of 45%.

Employment Agreements

The Company has no employment agreements under which any employee, including the executive officers, is entitled to employment for any specific period of time. Each fiscal year the named executive officers sign an acknowledgment which contains the anticipated compensation arrangement for the employee for the current fiscal year and acknowledges that the employee is an employee at will and that the terms of the employment arrangement can be changed by the Company or terminated by either the Company or the officer at any time. Each executive officer listed in the summary compensation table above receives a salary plus a cash incentive, based on growth in key performance categories, and Non-Vested Stock, as provided for in the 2007 Executive Compensation Plan. For fiscal 2006 the acknowledgments provided base salary for each of these executive officers as follows: Dennis H. Nelson $805,000, James E. Shada $460,000, Patricia K. Whisler $285,000, Brett P. Milkie $270,000, and Karen B. Rhoads $240,000. For fiscal 2005 and 2004, the bonus amounts were paid according to the 2005 Executive Compensation Plan and the 2004 Executive Compensation Plan, respectively. (See “Report of the Compensation Committee.”)

Bonuses are payable before April 15 of the year following the year to which they related and are contingent upon the employee being employed by the Company on the last day of the fiscal year for which the bonus was earned. For purposes of computing bonuses for all executive officers identified in the summary compensation table “profits” mean Pre-Bonus, Pre-Tax Net Income, excluding income on cash and investments and after deducting bonus draws.

Related Party Transactions

The total amount owed to the Company by the Hirschfeld Family Trust is $945,000 ($600,000 principal plus $345,000 of accrued interest). The loans are repayable with interest at the rate of 5 percent per annum and are represented by Promissory Notes dated July 27, 1994, July 14, 1995 and July 16, 1996, and are secured pursuant to and in accordance with the terms of a collateral assignment dated July 27, 1994, pursuant to which Jeffrey L. Orr, as Trustee, has assigned and conveyed to the Company, as security for the loan, all of the Trust’s right, title and interest in a certain life insurance policy owned by the Trust and insuring the life of Daniel J. Hirschfeld. The 1996 loan completed the planned periodic premium payments due on the insurance policy, requiring no additional loans.

Other Compensation

The Compensation Committee does not believe that perquisites and other compensation and benefits should play a major role in the overall executive compensation program. The Company’s executive officers are offered the opportunity to defer a portion of their annual base salary and annual performance bonus through a 401(k) plan that is generally available Company-wide and through a more restricted (i.e., participation is limited to the Company’s President and other Executive Officers) non-qualified deferred compensation program, both of which include Company matching contributions. The Compensation Committee views these deferral programs more as an individual retirement planning option for the employees and not as a long-term compensation program. The amount of Company matching contributions for each named executive officer is reported in a footnote to the Summary Compensation Table.

The Company does provide an annual automobile allowance and limited personal use of the Company’s airplane to the Company’s President and to James Shada, Executive Vice-President Sales. The amount of these benefits is reported as a footnote to the Summary Compensation Table.

Potential Payments Upon Change in Control

Each of the Company’s stock option plans (i.e. the 1991 Stock Incentive Plan, the 1993 Director Stock Option Plan, the 1995 Executive Stock Option Plan, the 1997 Executive Stock Option Plan and the 1999 Employee Stock Option Plan) contain identical provisions which permit the Compensation Committee, in its sole discretion, either at the time an Award is made or at any time prior to, or coincident with or after the time of a Change in Control, to provide for the acceleration of any time periods relating to the exercise or realization of such Awards, to provide for the purchase of such Awards, upon the Participant’s request, for an amount of cash equal to the Change in Control Value (as defined) of such rights had such Awards been currently exercisable or payable, to make such adjustments to Awards then outstanding as the Committee deems appropriate, or to cause the Awards then outstanding to be assumed or new rights substituted therefore by the surviving corporation in the Change in Control.

Generally a Change in Control is deemed to occur upon:

•	Any acquisition (other than by an employee benefit plan sponsored or maintained by the Company, or by Dan Hirschfeld, or any member of his family) of 25% or more of the then outstanding voting securities of the Company, or 25% of more of the total value of all equity securities, if, at the time of such acquisition, Dan Hirschfeld, members of his family and his affiliates own less than 50% of the outstanding voting securities of the Company or less than 50% of the total value of all equity securities of the Company;

•	If individuals who as the effective date of each Plan constitute the Board of Directors of the Company, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of the current members or their successors, cease for any reason to constitute at least a majority of the Board of Directors.

•	Approval by the stockholders of the Company of a merger, reorganization or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the Common Stock of the Company immediately before the merger, reorganization or consolidation, do not, after such merger, reorganization or consolidation, beneficially own, directly or indirectly, more than 60% of respectively, the then outstanding Common Shares and the combined voting power other than outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such merger, reorganization or consolidation, or approval by the stockholders of a liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company.

Commencing with options granted in 1997, the Stock Option Agreements issued by the Company pursuant to the Plans contain identical Change in Control provisions, which provide that if the option holder is terminated without Good Cause, or resigns for Good Reason, within twelve months of a Change in Control (as defined in the Plan and summarized above) then notwithstanding any other provision of the Agreement, all options shall be immediately vested effective as of the date of termination.

Generally, pursuant to the Option Agreements, “Good Cause” includes:

•	dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing of malfeasance;

•	conviction of a criminal violation involving fraud or dishonesty; or

•	material breach of the terms of any agreement between the employee and the Company.

Generally, pursuant to these agreements, “Good Reason” is deemed to exist when there is a:

•	significant reduction in the scope of the Employee’s authority;

•	reduction in the Participant’s rate of base pay;

•	the Company changes the principal location in which Employee is required to perform services; or

•	the Company terminates or amends any incentive plan or retirement plan that, when considered in the aggregate with any substitute plan or plans, the incentive plans and retirement plans fail to provide Employee with the level of benefits equivalent to at least 90% of the value of the level of benefits provided in the aggregate by the plans existing at the date of the Change in Control.

The “Restricted Stock Agreement” pursuant to which Non-Vested Shares are issued pursuant to the Company’s 2005 Restricted Stock Plan contains identical provisions providing for the immediate vesting of all Non-Vested Shares, for which performance goals have been achieved and certified, upon termination of employment within 12 months of a Change in Control, other than a termination for Good Cause, or if the employee terminates his or her employment for other than a Good Reason.

If a Change in Control were to take place as of February 3, 2007, and the executives were to be terminated without Good Cause or resigned for Good Reason at such date, the estimated benefits that would be provided are as follows:

Name	Maximum Value of Accelerated Vesting of Stock Options	Maximum Value of Accelerated Vesting of Non-Vested Shares	Total
Dennis H. Nelson	0	$1,290,695	$1,290,695
James E. Shada	0	483,509	483,509
Karen B. Rhoads	0	234,543	234,543
Patricia K. Whisler	0	234,543	234,543
Brett P. Milkie	0	234,543	234,543

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table summarizes the total compensation paid or accrued by the Company, to or on behalf of the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers of the Company whose compensation exceeded $100,000 (determined as of the end of the last fiscal year) for the fiscal year ended February 3, 2007:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($)	Option Awards ($) (3)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred compensation Earnings ($)	All Other Compensation ($) (1)	Total ($)
Dennis H. Nelson	2006	805,000	1,232,031	1,019,879	0	0	0	131,882	3,188,792
President and CEO

James E. Shada	2006	460,000	616,016	369,095	0	0	0	52,786	1,497,897
Executive Vice
President Sales

Karen B. Rhoads	2006	240,000	246,406	179,069	0	0	0	13,483	678,958
Vice President
Finance and CFO

Patricia K. Whisler	2006	285,000	246,406	179,069	0	0	0	19,246	729,721
Vice President
Women’s Merchandising

Brett P. Milkie	2006	270,000	246,406	179,069	0	0	0	18,146	713,621
Vice President
Leasing

(1)	These amounts include the Company’s matching contribution into the 401(k) profit sharing plan for the plan year ended January 31, 2007, net of match forfeitures resulting from ACP testing. The Company matched 50% of the employees’ deferrals not exceeding 6% of gross earnings and subject to dollar limits per Internal Revenue Code regulations. These amounts also include the Company’s matching contribution into The Buckle, Inc. Deferred Compensation Plan, covering the Executive Officers. The Company matched 50% of the vice presidents’ deferrals and 65% of the president’s deferrals, not exceeding 6% of gross earnings. For Dennis H. Nelson and James E. Shada, Other Compensation also includes $17,000 and $13,000, respectively, of automobile allowance and $24,013 and $6,547, respectively, of value added to earnings for personal usage of the Company’s airplanes.

(2)	The executive officers’ bonuses for fiscal 2006 were calculated based upon the Company’s 2006 Management Incentive Plan, as approved at the 2006 Annual Meeting of Stockholders. (See “Report of the Compensation Committee”)

(3)	Reflects the dollar amount recognized for financial statement reporting purposes for fiscal 2006 in accordance with SFAS 123(R), and thus includes amounts from awards granted in and prior to fiscal 2006. Refer to Note I in the Notes to Financial Statements included in our Annual Report on Form 10-K for relevant assumptions used to determine the valuation of the stock awards.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth, as to our named executive officers, information concerning Non-Vested stock granted during the fiscal year ended February 3, 2007.

		Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
Dennis H. Nelson	1/31/2006	0	0	0	0	0	0	75,000	0	—
James E. Shada	1/31/2006	0	0	0	0	0	0	25,500	0	—
Karen B. Rhoads	1/31/2006	0	0	0	0	0	0	12,375	0	—
Patricia K. Whisler	1/31/2006	0	0	0	0	0	0	12,375	0	—
Brett P. Milkie	1/31/2006	0	0	0	0	0	0	12,375	0	—

The shares of Non-Vested stock were granted on January 31, 2006 and have been adjusted to reflect the impact of the Company’s 3-for-2 stock split on January 12, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth outstanding stock option awards classified as exercisable or unexercisable for each of our named executive officers as of February 3, 2007 and the number of shares of Non-Vested stock shares that have not vested as of February 3, 2007 and the market value of those shares as of that date.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plans Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Dennis H.	60,042	0	0	11.896	12/26/07	94,080	3,186,490	0	0
Nelson	157,551	0	0	12.896	1/30/08			0	0
	155,310	0	0	15.840	1/30/09			0	0
	155,292	0	0	8.923	1/29/10			0	0
	155,298	0	0	11.680	2/3/11			0	0
	170,152	0	0	11.673	2/2/12			0	0
	155,292	0	0	9.073	2/1/13			0	0
	155,307	0	0	15.173	1/31/14			0	0

James E.	61,894	0	0	11.896	12/26/07	34,320	1,162,418	0	0
Shada	51,991	0	0	12.896	1/30/08			0	0
	2,791	0	0	20.729	3/20/08			0	0
	51,994	0	0	15.840	1/30/09			0	0
	17,329	0	0	8.923	1/29/10			0	0
	6,211	0	0	5.840	5/9/10			0	0
	20,796	0	0	11.680	2/3/11			0	0
	85,075	0	0	11.673	2/2/12			0	0
	62,641	0	0	9.073	2/1/13			0	0
	77,653	0	0	15.173	1/31/14			0	0

Karen B.	19,806	0	0	12.896	1/30/08	16,650	563,936	0	0
Rhoads	2,791	0	0	20.729	3/20/08			0	0
	37,813	0	0	15.840	1/30/09			0	0
	37,809	0	0	8.923	1/29/10			0	0
	37,810	0	0	11.680	2/3/11			0	0
	41,862	0	0	11.673	2/2/12			0	0
	37,810	0	0	9.073	2/1/13			0	0
	37,813	0	0	15.173	1/31/14			0	0

Patricia K	2,250	0	0	3.784	3/17/07	16,650	563,936	0	0
Whisler	5,632	0	0	11.896	12/26/07			0	0
	37,812	0	0	12.896	1/30/08			0	0
	1,890	0	0	20.729	3/20/08			0	0
	37,813	0	0	15.840	1/30/09			0	0
	37,809	0	0	8.923	1/29/10			0	0
	37,810	0	0	11.680	2/3/11			0	0
	41,862	0	0	11.673	2/2/12			0	0
	37,810	0	0	9.073	2/1/13			0	0
	37,813	0	0	15.173	1/31/14			0	0

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plans Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Brett P.	7,813	0	0	15.840	1/30/09	16,650	563,936	0	0
Milkie	304	0	0	11.680	2/3/11			0	0
	41,862	0	0	11.673	2/2/12			0	0
	37,813	0	0	15.173	1/31/14			0	0

There have been no stock options granted to executive officers since fiscal 2004, and as of February 3, 2007, all stock options granted to the named executive officers were vested, resulting in no reported unexercisable options in the above chart. The shares of Non-Vested Stock vest on a 4 year period with 20% upon certification of achievement of performance goals and the 20% at the following fiscal year end, followed by 30% at each of the next two fiscal year ends.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth Stock Options exercised and Non-Vested Stock acquired on vesting, for each of our named executive officers, during the fiscal year ended February 3, 2007, and the value realized upon exercise and vesting of the options and shares, respectively.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dennis H. Nelson	113,000	3,189,508	10,600	386,370
James E. Shada	60,000	1,479,486	4,900	178,605
Karen B. Rhoads	24,000	577,588	2,375	86,569
Patricia K. Whisler	84,700	2,799,959	2,375	86,569
Brett P. Milkie	62,760	1,541,988	2,375	86,569

The number of Stock Options and Non-Vested Stock shares reported above have been adjusted to reflect the impact of the Company’s 3-for-2 stock split on January 12, 2007.

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth earnings, distributions and balances for each of the named executive officers under the Company’s non-qualified deferred compensation plan for the fiscal year ended February 3, 2007.

Name	Executive Contributions Last FY ($)	Registrant Contributions Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Dennis H. Nelson	129,644	84,269	136,003	0	1,480,375
James E. Shada	106,555	26,639	58,254	0	651,528
Karen B. Rhoads	17,552	8,775	15,252	0	155,589
Patricia K. Whisler	25,291	12,646	9,514	0	111,131
Brett P. Milkie	53,746	13,437	46,563	0	423,904

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis which appears in this Proxy Statement under the captions “Executive Compensation” and “Executive Compensation and Other Information,” and is required by Item 402(b) of SEC Regulation S-K.

Based upon such review and discussions, we recommended to the Board that such Compensation Discussion and Analysis be included in this Proxy Statement.

David A. Roehr, Chairman Robert E. Campbell	Jack P. Peetz Ralph M. Tysdal

Proposal 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

For the years ended February 3, 2007 and January 28, 2006, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively “Deloitte & Touche”). Subject to stockholder ratification, the Audit Committee has re-appointed the firm of Deloitte & Touche LLP, an independent registered public accounting firm, as independent auditors to audit the financial statements of the Company for the fiscal year 2007. Deloitte & Touche LLP has served as the independent auditors of the Company since December 1990.

The Board of Directors recommends that stockholders vote “FOR” such ratification. Unless contrary instructions are given, the proxies solicited by the Board of Directors will be voted “FOR” such ratification. Ratification will require affirmative vote of holders of a majority of the Common Stock present or in proxy, at the meeting.

Audit and audit-related fees aggregated $403,875 and $429,145 for the years ended February 3, 2007 and January 28, 2006, respectively, and were composed of the following:

Audit Fees

The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended February 3, 2007 and January 28, 2006 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal years were $340,000 and $400,000, respectively.

Audit-Related Fees

The aggregate fees billed for Audit-Related services for the fiscal years ended February 3, 2007 and January 28, 2006 were $20,000 and $12,900, respectively. These fees relate to the audit of the Company’s 401(k) Profit Sharing Plan for the plan years ended January 31, 2007 and 2006.

Tax Fees

The aggregate fees billed for tax services for the fiscal years ended February 3, 2007 and January 28, 2006 were $43,875 and $16,245, respectively. These fees relate to preparation of the state and federal income tax returns and related research for the fiscal year ended February 3, 2007.

All Other Fees

The aggregate fees for services not included above were $0 and $0, respectively, for the fiscal years ended February 3, 2007 and January 28, 2006.

One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Approval of this Proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting. Therefore, an abstention will not have the effect of a vote for or against the Proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

Proposal 3

PROPOSAL TO APPROVE THE COMPANY’S
2007 MANAGEMENT INCENTIVE PLAN

The Board of Directors believes that the continued success of the Company depends on its ability to attract, retain and motivate key employees. Accordingly, the Compensation Committee of the Board of Directors has reviewed the Company’s executive incentive compensation program and recommends that the Company’s stockholders approve the 2007 Management Incentive Plan (the “2007 Incentive Plan”). In order for payment of certain incentive awards to be deductible under the current Internal Revenue Code (the “Code”), such awards must be paid under a plan like the 2007 Incentive Plan, which has been approved by the stockholders. The 2007 Incentive Plan is set forth in Exhibit “A” to this Proxy Statement.

The following discussion is qualified in its entirety by reference to the text of the 2007 Incentive Plan.

Background

The 2007 Incentive Plan is modeled after the 2006 Management Incentive Plan approved by the stockholders of the Company at the Annual Meeting held in 2006 (the “2006 Incentive Plan”). The 2006 Incentive Plan was designed to motivate the Company’s key employees to improve stockholder value by linking a portion of their compensation to the Company’s financial performance. The 2006 Incentive Plan was a one-year plan. The 2007 Incentive Plan is also a one-year plan.

The goals of the Compensation Committee with regard to cash compensation have been and continue to be:

•	to establish base salaries at a competitive level;

•	to establish a cash bonus program that rewards exceptional performance;

•	to eliminate cash bonuses based upon participation in the first dollar of profits; and

•	to eliminate an automatic and mathematical bonus in the event that the Company’s performance does not at least equal performance for the immediately preceding fiscal year.

Description of the Incentive Plan

The 2007 Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee must be comprised solely of Directors who are “outside Directors” as defined in Section 162(m) of the Code. The 2007 Incentive Plan encompasses two types of incentives.

•	an annual Cash Award; and

•	an annual grant of Non-Vested Stock pursuant to the 2005 Restricted Stock Plan.

The Committee’s powers include authority, within the limitations set forth in the 2007 Incentive Plan, to:

•	select the persons to be granted Cash Awards and Shares of Non-Vested Stock;

•	determine the time when Cash Awards and Non-Vested Stock will be granted;

•	determine whether objectives and conditions for earning Cash Awards and Non-Vested Stock have been met;

•	determine whether payment of Cash Awards and Non-Vested Stock will be made at the end of an award period or deferred; and

•	approve discretionary year-end cash incentives for extraordinary events.

Any employee of the Company whose performance the Committee determines can have a significant effect on the success of the Company - designated a Key Employee by the Plan - will be granted annual incentive Cash Awards under the 2007 Incentive Plan. Because the number of Key Employees may change over time and because the selection of participants is discretionary, it is impossible to determine the number of persons who will be eligible for awards under the 2007 Incentive Plan during its term. However, it is anticipated that eight persons will receive Cash Awards for fiscal 2007 under the 2007 Incentive Plan.

The 2007 Incentive Plan includes the creation of a Bonus Pool as a Cash Incentive for executives. This Bonus Pool will be calculated based upon dollars of growth in key performance categories compared to the Base Year Amounts, multiplied by the applicable percentage amounts as outlined in the Plan, multiplied by a factor determined by the growth in Pre-Bonus Net Income (the “Pre-Bonus Net Income Factor”) and multiplied by a factor determined by the growth in Gross Margin (the “Margin Factor”) (see Exhibit A). The applicable percentage amounts for the 2007 Incentive Plan include 8.5% of the increase in Same Store Sales, 5% of the increase in Margin and 15% of the increase in Pre-Bonus Net Income. The Base Year Amounts are determined using the immediately preceding fiscal year for Same Store Sales and the prior three-year rolling average for the Margin and Pre-Bonus Net Income, with the prior fiscal year receiving a weighting factor of 4 and the other two years receiving a weighting factor of 1. The Pre-Bonus Net Income Factor is .80 of the increase in Pre-Bonus Net Income for increases from 0% to 19.99%; .70 for growth in Pre-Bonus Net Income of at least 20.0% and up to 29.99%; 0.64 for growth in Pre-Bonus Net Income of at least 30.0% and up to 39.99%; and .55 for growth in Pre-Bonus Net Income of 40% or greater. The Margin Factor is .80 for growth in Margin up to 19.99%; .70 for growth in Margin of at least 20.0% and up to 39.99%; and .64 for growth in Margin of 40% or greater. Bonus Pool Awards pursuant to the 2007 Incentive Plan will be in addition to Base Salaries.

Base salaries for fiscal 2007 for the executive officers included in the Summary Compensation Table are as follows:

NAME	BASE SALARY
Dennis H. Nelson	$835,000
James E. Shada	$475,000
Patricia K. Whisler	$297,000
Brett P. Milkie	$282,000
Karen B. Rhoads	$250,000

Cash Awards

Each Participant in the Plan shall receive a Cash Award equal to 100% of the Participant’s share of the Bonus Pool. The President’s share of the Bonus Pool is 39.2%, and the share of each other Participant in the Bonus Pool shall be determined by the President prior to the first day of each Plan Year (or immediately upon adoption of the Plan).

No payment of a Cash Award for the year may be made to an Executive until the Company’s Comparable Store Sales, Margin and Pre-Bonus Net Income for the year are certified by the Committee. A Participant shall not be entitled to receive payment of an Award unless such Participant is still in the employ of (and shall not have delivered notice of resignation to) the Company on the last day of the fiscal year for which the Cash Award is earned.

Non-Vested Stock

Non-Vested Stock was granted, subject to stockholder approval, to Participants pursuant to the 2005 Restricted Stock Plan as of February 4, 2007. Shares awarded under the Plan will vest according to a performance feature whereby one-half of the shares granted will vest over four years if a 5% increase in fiscal 2007 Pre-Bonus Net Income is achieved, and the second half of the shares granted will vest over four years if an 8% increase in fiscal 2007 Pre-Bonus Net Income is achieved. Upon the Compensation Committee’s certification of the achievement of the performance results, 20% of the Non-Vested Stock Shares would vest immediately, with 20% vesting in January 2009, 30% in January 2010 and 30% in January 2011. The Participant must remain in the employ of the Company on the vesting date in order to become vested in the Shares.

Amendments

The Committee may amend the 2007 Incentive Plan from time to time, provided that no amendment to the 2007 Incentive Plan shall be effective unless approved by the Company’s stockholders, to the extent that such stockholder approval is required under Section 162(m) of the Code with respect to awards which are intended to qualify under that Section.

New Plan Benefits

No Cash Awards have been granted under the 2007 Incentive Plan, and it is not determinable what Cash Awards will be received by any employee under the 2007 Incentive Plan. However, the following table provides information concerning the Cash Award and Non-Vested Stock that would have been received by each of the following persons and groups for the last completed fiscal year had the 2007 Incentive Plan been in effect.

NEW PLAN BENEFITS
2007 Management Incentive Plan

Name and Position	Cash Award	Non-Vested Stock
Dennis H. Nelson, President and CEO	1,207,874	50,000
James E. Shada, Executive Vice-President Sales	603,937	17,000
Karen B. Rhoads, Vice-President Finance and CFO	241,575	8,250
Patricia K. Whisler, Vice-President Women’s Merchandising	241,575	8,250
Brett P. Milkie, Vice-President Leasing	241,575	8,250
All Executive Officers	3,080,078	112,250
Non-Executive Officer Directors (0 persons)	-0-	-0-

Approval of this Proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting. Therefore, an abstention will not have the effect of a vote for or against the Proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

WITH RESPECT TO PROPOSAL 3, THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE FOR APPROVAL OF THE COMPANY’S 2007 MANAGEMENT INCENTIVE Plan.

Proposal 4

PROPOSAL TO AMEND
THE 2005 RESTRICTED STOCK PLAN

The Board of Directors of the Company has adopted, subject to stockholder approval, the following amendments to the 2005 Restricted Stock Plan (the “Restricted Stock Plan”):

An increase in the number of shares of Common Stock authorized for issuance under the plan from 337,500 shares to 800,000 shares of Common Stock and an extension of the term of the plan for three additional years, covering fiscal years 2007, 2008 and 2009.

Description of the 2005 Restricted Stock Plan

The 2005 Restricted Stock Plan is administered by the Compensation Committee of the Board of Directors, which Committee is composed of Directors who are not eligible to participate in the 2005 Restricted Stock Plan and who qualify as “non-employee Directors” as contemplated by Rule 16(b)(3) adopted by the Securities and Exchange Commission and as “outside Directors” under Section 162(m) of the Internal Revenue Code. The Compensation Committee has authority under the 2005 Restricted Stock Plan to grant awards of Non-Vested Stock. Non-employee Directors are not eligible to receive awards under the 2005 Restricted Stock Plan.

A total of 337,500 shares of Common Stock are reserved for issuance under the 2005 Restricted Stock Plan. There is no limit on the number of Shares of Non-Vested Stock that may be issued to any Participant. Shares subject to the 2005 Restricted Stock Plan are authorized but unissued shares. Shares re-acquired by the Company are returned to the status of authorized but unissued shares pursuant to the Business Corporation Act of Nebraska.

The provisions governing the disposition of specific awards granted under the 2005 Restricted Stock Plan in the event of the retirement, disability, death or other termination of employment of the Participant, as well as the restrictions and vesting requirements with respect to shares will be determined by the Compensation Committee at the time such awards are granted. The 2005 Restricted Stock Plan provides that the Compensation Committee can take certain actions to protect Participants’ rights in the event of a change in control of the Company. Non-Vested stock shares are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code.

The 2005 Restricted Stock Plan grants the Compensation Committee the ability to qualify grants of Non-Vested Stock as Qualified Performance Based Compensation. “Qualified Performance Based Compensation” means compensation that is intended to qualify as “Qualified Performance Based Compensation” as described in Section

162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the ”Code”). In making grants of Non-Vested

Stock as Qualified Performance Based Compensation the Compensation Committee is granted the authority under the Plan to determine and select the Performance Criteria and the applicable Performance Period and to establish Performance Goals. The Plan provides that Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings (either before or after interest, taxes, depreciation and amortization), net losses, sales or revenue, operating earnings, operating cash flow, return on net assets, return on stockholders equity, return on assets, return on capital, stockholder returns, gross or net profit margin, earnings per share, price per share of stock and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. Performance Periods may be one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and payment of, a Performance Based Award.

The Compensation Committee may amend or terminate the 2005 Restricted Stock Plan. However, no such amendment or termination may impair any shares previously awarded under the Plan. Stockholder approval is required for any amendment (i) which must be approved by stockholders under applicable law or the rules of any stock exchange on which shares of the Common Stock are traded, or (ii) which must be approved by stockholders in order to maintain the qualifications of the 2005 Restricted Stock Plan under Section 162(m) of the Internal Revenue Code. The 2005 Restricted Stock Plan was effective February 10, 2005 and will remain in effect until terminated by the Compensation Committee.

Stock awarded pursuant to the 2005 Restricted Stock Plan will be taxed at the earlier of vesting or removal of restriction of sale or transfer. Generally, no income will be realized by the employee at the time the shares are granted, except by individual voluntary election filed with the Internal Revenue Service. When the shares vest, ordinary income in an amount equal to then fair market value of the shares will be realized. The holding period to determine whether at disposition any appreciation (or depreciation) after the shares vested is treated as short-term or long-term capital gain or loss will begin on the date of vesting. The Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the employee in the year that such income becomes taxable.

Reasons for Amendments

The 2005 Restricted Stock Plan originally provided that 200,000 shares were reserved for issuance under the plan based on approval by the Compensation Committee and that the plan had a term of one year. At the Annual Meeting of Shareholders held on June 2, 2006, shareholders approved an amendment to the 2005 Restricted Stock Plan increasing the available shares to 225,000. As a result of the Company’s 3-for-2 stock split on January 12, 2007, the total shares approved for issuance under the plan were adjusted to 337,500 and the number of non-vested shares issued as of February 3, 2007 was 311,955, net of forfeitures. As of February 4, 2007, 140,050 shares of non-vested stock were granted and only 25,545 shares remained available for future grants. Therefore, in order to fulfill grants for fiscal 2007, it will be necessary to increase the number of shares available for issuance. The Board of Directors recommends that an additional 462,500 shares of Common Stock be added to the Plan and that the term of the plan be extended for three additional years, covering fiscal years 2007, 2008 and 2009.

Stockholder Action

The Board of Directors believes that the above-described 2005 Restricted Stock Plan is appropriate and consistent with the Company’s objectives of attracting and retaining executives of outstanding competence and aligning their interests with those of the stockholders of the Company. Accordingly, the Board believes that approval of the Amendment is in the best interest of the Company and its stockholders.

Approval of this Proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting. Therefore, an abstention will not have the effect of a vote for or against the Proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

WITH RESPECT TO PROPOSAL 4, THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 2005 RESTRICTED STOCK PLAN.

Proposal 5

PROPOSAL TO APPROVE PERFORMANCE-BASED AWARDS GRANTED PURSUANT TO THE
COMPANY’S 2005 RESTRICTED STOCK PLAN

On February 4, 2007, the Compensation Committee approved grants of Non-Vested Stock to certain executive officers of the Company pursuant to the 2005 Restricted Stock Plan, as follows:

Name	Number of Non-Vested Shares	Name	Number of Non-Vested Shares
Dennis H. Nelson	50,000	Patricia K. Whisler	8,250
James E. Shada	17,000	Brett P. Milkie	8,250
Karen B. Rhoads	8,250

The Shares of Non-Vested Stock were granted subject to a performance feature that requires that the Company’s fiscal 2007 Pre-Bonus, Pre-Tax Net Income to increase at least 5% above the fiscal 2006 Pre-Bonus, Pre-Tax Net Income for one-half of the Shares of Non-Vested Stock to be vested; and to increase 8% above the fiscal 2006 Pre-Bonus, Pre-Tax Net Income for the second half of the Shares of Non-Vested Stock to be vested. The grant of Non-Vested Stock provides that if the performance target is met, the Non-Vested Stock will vest 20% upon the Compensation Committee’s certification of the performance results, 20% in January 2009, 30% in January 2010 and 30% in January 2011. The Participant must remain in the employ of the Company on the vesting date in order to become vested in the shares.

You are being asked to approve the terms of the performance goals. This approval is required under the Internal Revenue Code and Internal Revenue Service Regulations (the “Code”) in order to preserve the Company’s federal income tax deduction with respect to the grant of these Non-Vested Shares. The amendment of the 2005 Restricted Share Plan, pursuant to which the Non-Vested Shares were granted, is subject to approval by our stockholders an the Annual Meeting of Stockholders to be held on May 31, 2007.

Purpose of Proposal

As discussed in the Report of the Compensation Committee in this Proxy Statement, the Company generally seeks to preserve its ability to claim tax deductions for compensation paid to executives to the greatest extent practicable. Section 162(m) of the Code sets limits on the Company’s federal income tax deduction for compensation paid in any taxable year to an individual who, on the last day of the taxable year, was (i) the Chief Executive Officer or (ii) among the four other highest-compensated executive officers whose compensation is reported in the Summary Compensation Table of the Proxy Statement. “Qualified performance-based compensation” which can include compensation from stock options, cash awards and certain grants of Non-Vested Stock, is not subject to this deduction limit, and therefore is fully deductible, if certain conditions are met. One of the conditions is stockholder approval of the material terms of the performance goals under which the compensation is paid.

Non-Vested Stock granted by the Compensation Committee on February 4, 2007 was subject to the condition that the stockholders approve the amendment in the number of shares approved for issuance under the Plan and approve the performance goals.

Material terms of the performance goals

Under the grant of Non-Vested Stock, performance goals apply to fiscal 2007 and require that Pre-Bonus, Pre-Tax Net Income for the year increase at least 5% and 8% over the Pre-Bonus, Pre-Tax Net Income for the prior fiscal year before each one-half of the Non-Vested Stock vests. Non-Vested Stock was granted to each executive officer.

Approval of this Proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting. Therefore, an abstention will not have the effect of a vote for or against the Proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

WITH RESPECT TO PROPOSAL 5, THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE FOR APPROVAL OF THE PERFORMANCE-BASED AWARDS GRANTED PURSUANT TO THE COMPANY’S 2005 RESTRICTED STOCK PLAN.

Proposal 6

PROPOSAL TO APPROVE THE AMENDMENT OF THE COMPANY’S
1993 DIRECTOR STOCK OPTION PLAN

Overview

Proposal 6 relates to stock options granted and to be granted to the non-employee Directors of the Company. At the Annual Meeting of Stockholders of the Company held on May 26, 1993, the Stockholders of the Company approved the 1993 Director Stock Option Plan. At the Annual Meeting of Stockholders held on June 2, 2006, the Stockholders approved the Amended and Restated 1993 Director Stock Option Plan. A detailed description of the Plan appears under the caption “Description of the Director Plan” directly below.

Amended Plan

The Board of Directors of the Company has adopted, subject to stockholder approval, an Amendment of the 1993 Director Stock Option Plan (the “Director Plan”) which amends the Director Plan to increase the number of automatic option grants each year for each outside member of the Board of Directors from 3,000 annually to 4,500 annually to correspond with the Company’s January 12, 2007 3-for-2 stock split.

Description of the Director Plan

Under the Director Plan each non-employee Director (defined as a Director of the Company who is not an officer or employee of the Company or any Subsidiary) is annually granted options to purchase shares of Common Stock of the Company. The Plan is essentially self-operative, that is, the timing, amounts, recipients and other terms of individual option grants are determined by the provisions of the Plan itself and are not subject to the discretion of any individual or group of individuals. Options to purchase 3,000 shares are granted to each non-employee Director on the first day of each fiscal year of the Company. In addition, each non-employee Director is granted options to purchase 300 shares on the date such Director is first elected to the Board of Directors of the Company. All options have a term of ten years from the date of grant and are exercisable 25% immediately, with an additional 25% being exercisable on each of the first three successive anniversaries of the date of the grant. The exercise price for each option is the fair market value of a share on the date of grant. The fair market value means the average of the highest and lowest quoted selling price of a share of Common Stock as reported on the New York Stock Exchange, when and if such shares are listed on such Exchange, or when not so listed but quoted on an automated quotation system, on such automated quotation system.

A total of 262,500 split-adjusted shares of Common Stock are presently reserved for issuance under the Director Plan. This amount will be appropriately adjusted in the event of certain changes in the Company’s capitalization or in a merger or similar corporate transaction. Shares subject to the Director Plan may be either authorized but unissued shares or treasury shares.

Options that have not become exercisable are forfeited as of the date an optionee ceases to serve as a Director for any reason other than the Director’s death, disability or retirement (as defined). Upon the death, retirement or disability of the Director, each option is deemed to have vested in full as of the date of death, retirement or disability, and any unexercised portion of the option is exercisable at any time within one year of the date of termination by reason of death, disability or retirement. In no event is any option exercisable following the tenth anniversary of the date of grant.

Options are not transferable other than by Will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code (the “Code”) or Title I of the Employees Retirement Income Security Act of 1974, as amended (“ERISA”).

The Board of Directors may amend or terminate the Director Plan. However, currently no such amendment or termination may (i) impair any option previously granted under the Plan without the agreement of the option holder, (ii) effect a change in the formula for the amount of shares subject to an option more than once every six months, other than to comport with changes in the Code, ERISA, or the rules thereunder, or (iii) without stockholder approval, amend the provisions of the Plan setting the terms of options or option grants.

Reasons for Amendments

As set forth in the Overview above, it is recommended that the Plan be amended to provide that 4,500 options be automatically granted to each non-employee Director at the beginning of each fiscal year.

Stockholder Action

The Board of Directors believes that the above-described Amendment to the Director Plan is appropriate and consistent with the Company’s objectives of attracting and retaining Directors of outstanding competence and aligning their interests with those of the stockholders of the Company. Accordingly, the Board believes that approval of the Amendments is in the best interest of the Company and its stockholders.

Approval of this Proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting. Therefore, an abstention will not have the effect of a vote for or against the Proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

WITH RESPECT TO PROPOSAL 6, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT OF THE COMPANY’S 1993 DIRECTOR STOCK OPTION PLAN.

REPORT OF THE AUDIT COMMITTEE

The audit committee currently consists of four members of the Board, each of whom is independent of the Company and its management, as defined by the New York Stock Exchange listing standards.

In March 2000, the Board adopted a charter for the audit committee, a copy of which was attached as Appendix A to the Company’s proxy statement for the meeting held in 2001. The charter specifies the scope of the audit committee’s responsibilities and how it carries out those responsibilities. A copy of the Audit Committee Charter is also available free of charge on the Company’s website, www.buckle.com, or upon written request to the Corporate Secretary, The Buckle, Inc., P.O. Box 1480., Kearney, NE 68848.

The audit committee has reviewed and discussed the Company’s February 3, 2007 audited financial statements with management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The audit committee also has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

The audit committee also has received from Deloitte & Touche LLP the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP their independence from the Company. The audit committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of Deloitte & Touche LLP.

Based on the review and discussion referred to above, the audit committee recommended to the Board that the February 3, 2007 audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 3, 2007 to be filed with the Securities and Exchange Commission.

This report was submitted by the Audit Committee of the Board, which is comprised of:

Bill L. Fairfield, Chairman Robert E. Campbell	David A. Roehr Bruce L. Hoberman

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before this Annual Meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his judgment on such matters, discretionary authority to so do being included in each proxy.

PROPOSALS FOR 2008 ANNUAL MEETING

Although the date for the Annual Stockholders’ meeting to be held in 2008 has not been set, the rules adopted by the Securities and Exchange Commission require that this statement disclose the date by which stockholders’ proposals must be received by the Company in order to be included in next year’s Proxy Statement. According to those rules, a stockholder’s proposal should be received by the Company at its office in Kearney, Nebraska on or before December 28, 2007.

By Order of the Board of Directors

Kyle L. Hanson
Secretary

Kearney, Nebraska
April 27, 2007

EXHIBIT A

THE BUCKLE, INC.
2007 EXECUTIVE INCENTIVE PLAN

1.	PURPOSES

The purpose of The Buckle, Inc. 2007 Executive Incentive Plan is to reward the Company’s Executive Officers for increasing stockholder value by creating a bonus program that assures (on average) that increases in executive compensation will mirror increases in stockholder value.

2.	DEFINITIONS

A.	“Applicable Percentage Amounts” means 8.5% of the Increase in Same Store Sales; 5.00% of the Increase in Margin; and 15.0% of the Increase in Pre-Bonus Net Income.

B.	“Base Year” means the immediately preceding fiscal year with regard to Same Store Sales and the rolling average for the immediately preceding three (3) fiscal years with regard to Margin and Pre-Bonus Net Income; for purposes of computing the rolling average the most recent fiscal year shall be weighted by a factor of 4; the remaining two years shall be weighted by a factor of 1.

C.	“Bonus Pool” means the amount calculated each Plan Year comprised of the total of the Applicable Percentage Amounts multiplied by the Pre-Bonus Net Income Factor (for the Applicable Percentage amount of the Increase in Pre-Bonus and Pre-Tax Net Income) and the Margin Factor (for the Applicable Percentage Amount of the Increase in Margin).

D.	“Cash Award” means any cash incentive payment made under the Plan.

E.	“Code” means the Internal Revenue Code of 1986, as amended.

F.	“Committee” means the Compensation Committee of The Buckle, Inc.’s Board of Directors, or such other committee designated by that Board of Directors. The Committee shall be comprised solely of Directors who are outside Directors under Section 162(m) of the Code.

G.	“Company” means The Buckle, Inc.

H. “Executive Officers” means the officers of the Company and designated as Executive Officers in the Company“s annual report on Form 10-K as filed with the Securities and Exchange Commission.

I.	“GAAP” means generally accepted accounting principles consistently applied.

J. “Increase” means the amount by which the Company’s Same Store Sales, Margin and Pre-Bonus Net Income in the current Plan Year exceed the Base Year amounts for Same Store Sales, Margin and Pre-Bonus Net Income, respectively.

K. “Margin” means gross sales less the cost of sales (including buying, occupancy and distribution expenses) determined in accordance with GAAP.

L. “Margin Factor” means the factor set forth below with respect to the Increase in Margin.

Increase in Margin	Margin Factor
0% to 19.99%	.80
20.00% to 39.99%	.70
>40%	.64

M. “Participant” means any individual to whom an Award is granted under the Plan.

N. “Plan” means this Plan, which shall be known as The Buckle, Inc. 2007 Executive Incentive Plan.

O. “Plan Year” means a fiscal year of the Company.

P.	“Pre-Bonus Net Income” means the Company’s net income from operations after the deduction of all expenses, excluding administrative and store manager percentage bonuses and excluding income taxes.

Net income from operations does not include earnings on cash investments.

Q. “Pre-Bonus Net Income Factor” means the factor set forth below with respect to Increase in Pre-Bonus Net Income.

Increase in Pre-Bonus Net Income	Pre-Bonus Net Income Factor
0% to 19.99%	.80
20.00% to 29.99%	.70
30.00% to 39.99%	.64
>40%	.55

R.	“Non-Vested Stock” means shares of the Company’s Common Stock granted pursuant to the Company’s 2005 Restricted Stock Plan.

S.	“Same Store Sales” means gross sales from stores open at least twelve (12) months, including the online store sales, but excluding closed stores.

3.	ADMINISTRATION

A.	The Plan shall be administered by the Committee. The Committee shall have the authority to:

(i)	interpret and determine all questions of policy and expediency pertaining to the Plan;

(ii)	adopt such rules, regulations, agreements and instruments as it deems necessary for its proper administration;

(iii)	grant waivers of Plan or Award conditions (other than Awards intended to qualify under Section 162(m) of the Code);

(iv)	accelerate the payment of Awards (but with respect to Awards intended to qualify under Section 162(m) of the Code, only as permitted under that Section);

(v)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award notice;

(vi)	take any and all actions it deems necessary or advisable for the proper administration of the Plan;

(vii)	adopt such Plan procedures, regulations, sub-plans and the like as it deems are necessary to enable Executive Officers to receive Awards; and

(viii)	amend the Plan at any time and from time to time, provided however than no amendment to the Plan shall be effective unless approved by the Company’s stockholders, to the extent such stockholder approval is required under Section 162(m) of the Code with respect to Awards which are intended to qualify under that Section.

4.	ELIGIBILITY

All Executive Officers are eligible to become a Participant in the Plan.

5.	CASH AWARDS

A.	Each Participant in the Plan shall receive a Cash Award calculated to be equal to 100% of the Participant’s share of the Bonus Pool. The President’s share of the Bonus Pool shall be 39.2% and the share of each other Participant in the Bonus Pool shall be determined by the President prior to the first day of each Plan Year.

B.	Executives may be eligible for a discretionary year-end cash incentive for extraordinary events, such as mergers or acquisitions, as may be determined by the Compensation Committee of the Board of Directors in its discretion.

C.	No payment of a Cash Award for the year may be made to an Executive until the Company’s Same Store Sales, Margin and Pre-Bonus Net Income for the year are certified by the Committee. A Participant shall not be entitled to receive payment of an Award unless such Participant is still in the employ of (and shall not have delivered notice of resignation to) the Company on the last day of the fiscal year for which the Cash Award is earned.

D.	The Company shall withhold all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Cash Award.

6.	NON-VESTED STOCK

Participants will be granted shares of Non-Vested Stock pursuant to the 2005 Restricted Stock Plan. Shares of Non-Vested Stock shall be granted to the Executive Officers as follows:

Name	Number of Restricted Shares
Dennis H. Nelson	50,000
James E. Shada	17,000
Brett P. Milkie	8,250
Patricia K. Whisler	8,250
Karen B. Rhoads	8,250

Shares awarded under the 2005 Restricted Stock Plan will vest according to a performance feature whereby one-half of the Shares granted will vest over four years if a 5% increase in fiscal 2007 Pre-Bonus Net Income is achieved; and the second half of the Shares granted will vest over four years if an 8% increase in fiscal 2007 Pre-Bonus Net Income is achieved. Upon the Compensation Committee’s certification that the Performance Goal has been reached, 20% of the Non-Vested Stock Shares will vest immediately, with 20% vesting in January 2009, 30% in January 2010 and 30% in January 2011. The Participant must remain in the employ of the Company on those dates to have the Non-Vested Stock Shares vest. Each Share of Non-Vested Stock shall be subject to the terms of a Non-Vested Stock Agreement between the Company and the Participant, which Agreement shall contain such other provisions as determined by the Committee.

7.	GENERAL

A.	The Plan became effective as of February 22, 2005, subject to shareholder approval at the 2005 annual meeting of the Company’s stockholders and amended by stockholders at the 2006 annual meeting of the Company’s stockholders to increase the number of shares authorized for grant and to extend the term of the plan to include fiscal 2006. The Plan is being extended for three additional years covering fiscal years 2007, 2008 and 2009, subject to Stockholder approval at its 2007 Annual Meeting.

B.	Any rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by the Company for the account of the Participant under the Plan.

C.	Participation in the Plan shall not give any Key Employee any right to remain in the employ of the Company. Further, the adoption of the Plan shall not be deemed to give any Executive Officer or other individual the right to be selected as a Participant or to be granted an Award.

D.	To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater that the rights of an unsecured creditor of the Company.

E.	The Plan shall be governed by and construed in accordance with the laws of the State of Nebraska.

PROXY	THE BUCKLE, INC.
2407 West 24th Street, Kearney, Nebraska 68845
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Daniel J. Hirschfeld and Dennis H. Nelson, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, or either of them, to represent and to vote, as designated below, all the shares of common stock of The Buckle, Inc. held of record by the undersigned on March 29, 2007 at the annual meeting of the shareholders to be held on May 31, 2007, or any adjournment thereof.

      In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

1. ELECTION OF DIRECTORS	☐ FOR ALL NOMINEES LISTED	☐ WITHHOLD AUTHORITY
	(except as marked to the contrary)	to vote for all nominees listed.
D. Hirschfeld, D. Nelson, K. Rhoads, J. Shada, R. Campbell,
R. Tysdal, B. Fairfield, B. Hoberman; D. Roehr; J. Peetz

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

2.	Proposal to ratify the selection of Deloitte & Touche LLP as independent auditor for the Company for the fiscal year ending February 2, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Proposal to adopt the Company’s 2007 Management Incentive Program.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Proposal to approve an amendment to the Company’s 2005 Restricted Stock Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Proposal to approve the Performance Based Awards granted pursuant to the Company’s 2005 Restricted Stock Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	Proposal to approve an amendment to the Company’s 1993 Director Stock Option Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED IN THE PROXY STATEMENT AND FOR PROPOSALS 2, 3, 4, 5 AND 6.

DATED:	, 2007

Signature

Signature if held jointly

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.